Exhibit 10.2

SECOND AMENDMENT TO EXCLUSIVE CHANNEL PARTNER AGREEMENT

This SECOND AMENDMENT TO THE EXCLUSIVE CHANNEL PARTNER AGREEMENT (the “Amendment”) is effective as of March 27, 2015 (the “Amendment Effective Date”) by and between INTREXON CORPORATION, a Virginia corporation with offices at 20374 Seneca Meadows Parkway, Germantown, MD 20876 (“Intrexon”) and ZIOPHARM ONCOLOGY, INC., a Delaware corporation having its principal place of business at 1180 Avenue of the Americas, 19th Floor, New York, NY 10036 (“ZIOPHARM”). Intrexon and ZIOPHARM may be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. Intrexon and ZIOPHARM are parties to that certain Exclusive Channel Partner Agreement, effective January 6, 2011, amended September 13, 2011 (the “Agreement”), pursuant to which Intrexon appointed ZIOPHARM as its exclusive channel collaborator for developing and commercializing certain products for the treatment or prophylaxis of cancer in humans. The Parties, in conjunction with the Agreement, entered into a Stock Purchase Agreement which included an Equity Purchase Commitment.

B. The Parties have negotiated a License and Collaboration Agreement (the “Merck Agreement”) to be executed on the Amendment Effective Date, by and between Intrexon, ZIOPHARM and Merck KGaA, a corporation organized and existing under the laws of Germany, having offices at Frankfurter Straße 250, 64293 Darmstadt, Germany (“Merck”) pursuant to which Intrexon, ZIOPHARM and Merck desire to establish a collaboration for the research and development and, if successful, commercialization of pharmaceutical products for the prophylaxis, diagnosis, therapeutic and palliative treatment of cancer in humans, utilizing Chimeric Antigen Receptor T-Cell Product.

C. The Parties now desire to expand and modify the scope of their collaboration under the Agreement to include certain Chimeric Antigen Receptor T-Cell Products and approaches not previously included in the collaboration, which products would be developed and commercialized pursuant to the Merck Agreement.

D. Intrexon and ZIOPHARM now desire to amend the Agreement to include such expanded and modified scope and to allocate the Parties’ rights and obligations with respect to reaching consistency with the Merck Agreement, including the sharing of payments received from Merck and costs incurred under the Merck Agreement as well as enabling the licensing of rights to Intrexon IP (as defined in the Merck Agreement) to Merck as foreseen in the Merck Agreement.

NOW, THEREFORE, the Parties agree as follows:

Intrexon and ZIOPHARM hereby agree to amend the terms of the Agreement and the Stock Purchase Agreement as provided below, effective as of the Amendment Effective Date. Where the Agreement and the Stock Purchase Agreement are not explicitly amended, the terms of such agreements will remain in force. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings such terms are given in the Agreement.

1.	DEFINITIONS

1.1 The definition of “Field” in Section 1.23 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Field” means the use of DNA administered to humans for expression of anti-cancer effectors for the purpose of treatment or prophylaxis of cancer; provided, however, that the Field does not include any therapies or other medical interventions that are directed toward the treatment or prophylaxis of a non-cancer disease or condition (e.g., infectious disease) unless the primary reason for such treatment or prophylaxis is to prevent cancer. For the avoidance of doubt, the Field excludes (a) the treatment or prophylaxis of cancer in non-human animals and (b) the amelioration of symptoms or complications of cancer, including side effects of other cancer treatments (as opposed to the treatment of the cancer itself). Notwithstanding the foregoing, for so long as the Merck Agreement remains in effect the Field shall include the research, development and commercialization of Chimeric Antigen Receptor T-Cell Products to the extent such research, development or commercialization is encompassed within the scope of the Merck Agreement.

1.2 The definition of “ZIOPHARM Product” in Section 1.60 of the Agreement is hereby deleted and replaced in its entirety with the following

“ZIOPHARM Product” means any product in the Field other than a Chimeric Antigen Receptor T-Cell Product that is created, produced, developed, or identified directly or indirectly by or on behalf of ZIOPHARM during the term of this Agreement, whether through use or practice of Intrexon Channel Technology or the Intrexon Materials or otherwise, excluding ZIOPHARM’s small molecules (e.g., Palifosfamide and Darinaparsin).

1.3 As used in this Amendment, the following capitalized terms shall have the following meanings:

(a) “Allogeneic Cell Therapy Research Program shall have the meaning set forth in the Merck Agreement.

(b) “Chimeric Antigen Receptor T-Cell Products” shall have the meaning set forth in the Merck Agreement.

(c) “Merck Agreement Claims” means any “Claims” as defined in the Merck Agreement.

(d) “Merck Products” means any “Product” as defined in the Merck Agreement.

(e) “Merck Research Program” means any “Research Program” as defined in the Merck Agreement.

(f) “Out-of-Scope Product” means any “Out-of-Scope Product” as defined in the Merck Agreement.

(g) “Out-of-Scope Target” means any “Out-of-Scope Target” as defined in the Merck Agreement.

(h) “Merck Retained Products” means any “Retained Products” as defined in the Merck Agreement.

(i) “Merck Terminated Products” means any “Terminated Products as defined in the Merck Agreement.

(j) “Research Plan” means any “Research Plan” as defined in the Merck Agreement.

2.	SCOPE AND EFFECTIVENESS; LICENSES

2.1 Effectiveness. As of the Amendment Effective Date, the Parties have entered into the Merck Agreement, whose effectiveness is conditioned upon the occurrence of certain events. If the Merck Agreement does not become effective within one hundred eighty (180) days after the Amendment Effective Date, then either Party may terminate this Amendment by written notice to the other Party, whereupon this Amendment shall be of no force and effect.

2.2 Waiver and Consent. Each Party hereby consents to the other Party’s entry into the Merck Agreement and the other Party’s grant of rights, conduct of activities and fulfillment of obligations thereunder. Each Party agrees that the other Party’s entry into the Merck Agreement and granting of licenses to Merck as foreseen in the Merck Agreement and performance thereunder will not constitute a breach of the Agreement, including Section 3.4 thereof, and waives any claims that such entry or performance breaches the Agreement, including Section 3.4 thereof.

2.3 Conflict. To the extent that the Agreement, as amended by this Amendment, conflicts with the terms of the Merck Agreement, the terms of the Merck Agreement shall control.

2.4 Licenses. ZIOPHARM hereby grants Intrexon an exclusive, fully-paid, worldwide license under all Patents, Information and other intellectual property that ZIOPHARM or any of its Affiliates Controls as of the Amendment Effective Date or thereafter during the Term, except for any Patents, Information and/or other intellectual property that are directed to the small molecules (e.g., Palifosfamide and Darinaparsin) programs, that are reasonably necessary or useful for (a) Intrexon to fulfill its obligations or otherwise conduct activities under the Merck Agreement or (b) Merck to exercise the licenses set forth in Section 2.1 of the Merck Agreement. Intrexon may grant a sublicense of the foregoing license in clause (a) to its Affiliates or subcontractors and of the foregoing license in clause for the purposes of fulfilling its obligations under the Merck Agreement, or (b) to Merck under the Merck Agreement. Merck may grant further sublicenses of the foregoing license in clause (b) in accordance with Section 2.2 of the Merck Agreement.

2.5 Publicity. The terms of Section 10.5 of the Merck Agreement, as applied to the Merck Agreement, will apply to this Amendment.

3.	ACTIVITIES UNDER MERCK AGREEMENT

3.1 Conduct. As between the Parties, Intrexon shall be responsible for conducting all Merck Research Programs and any other development or manufacturing activities under the Merck Agreement. From time to time, Intrexon may request, or ZIOPHARM may propose, that ZIOPHARM perform certain activities under a Merck Research Program, in connection with the manufacture of Merck Products, or otherwise under the Merck Agreement subject to the provisions of the Merck Agreement. Such activities may include activities performed for ZIOPHARM by personnel of University of Texas MD Anderson Cancer Center.

3.2 Information Transfer. ZIOPHARM shall provide Intrexon, on a calendar quarterly basis, and otherwise as reasonably requested by Intrexon, all Information developed or generated by ZIOPHARM or under the control of ZIOPHARM under the Agreement that is reasonably necessary or useful for (a) Intrexon to fulfill its obligations or otherwise conduct activities under the Merck Agreement or (b) Merck to exercise its rights or perform its obligations under the Merck Agreement, which may include preclinical or clinical data related to a ZIOPHARM Product. Intrexon shall have the right to provide to Merck the Information described in subsection (b), which Information will be deemed ZIOPHARM’s Confidential Information subject to the confidentiality and non-use provisions of the Merck Agreement.

3.3 Adverse Event Reporting. If Merck and Intrexon enter into a pharmacovigilance agreement pursuant to the Merck Agreement, then if Intrexon or Merck believes it to be necessary or otherwise advisable for ZIOPHARM to enter into such agreement or otherwise cooperate with respect to the activities thereunder, ZIOPHARM shall enter into such agreement or otherwise provide reasonable cooperation in connection therewith.

3.4 Updates. Intrexon shall keep ZIOPHARM reasonably apprised with respect to developments under the Merck Agreement and shall share with ZIOPHARM information concerning anticipated timing of milestone payments from Merck. Without limiting the generality of the foregoing, Intrexon shall provide to ZIOPHARM any information provided to members of the Joint Steering Committee and any subcommittees thereof related to services, materials or intellectual property of ZIOPHARM. For purposes of the Agreement, all information disclosed by Intrexon to ZIOPHARM with respect to the Merck Agreement will be deemed Confidential Information of Intrexon.

3.5 Intrexon’s Independent Development. If Intrexon obtains the right, pursuant to Section 4.5 of the Merck Agreement, to research, develop and commercialize products directed towards any Out-of-Scope Target, then if such Out-of-Scope Target is within the Field, as it was defined in the Agreement prior to amendment by this Amendment, Intrexon shall notify ZIOPHARM and shall state in such notice whether or not Intrexon believes that such Out-of-Scope Product is a Superior Therapy. If Intrexon’s notice identifies such Out-of-Scope Product as a Superior Therapy, then Section 4.5(b) of the Agreement will apply to such Out-of-Scope Product. If Intrexon’s notice does not identify such Out-of-Scope Product as a Superior Therapy, then ZIOPHARM shall have the right, but not the obligation, to elect to include such Out-of-

Scope Product as a ZIOPHARM Product by written notice to Intrexon within sixty (60) days after receipt of such notice from Intrexon subject to the conditions and limitations of the Merck Agreement. If ZIOPHARM does not elect during such sixty (60)-day period to include such Out-of-Scope Product as a ZIOPHARM Product, then Intrexon shall have the right to research, develop and commercialize such Out-of-Scope Product independent of ZIOPHARM, such activities will not be a breach of Section 3.4 of the Agreement, and ZIOPHARM will not have any rights with respect to such activities.

3.6 Indemnification of Merck Agreement Claims. Pursuant to Section 13.1 of the Merck Agreement, Merck and certain of its representatives, agents and affiliates may bring an indemnification claim against either or both of Intrexon and ZIOPHARM.

(a) Intrexon agrees to indemnify, hold harmless, and defend ZIOPHARM Indemnitees from and against any and all Losses resulting from any Merck Agreement Claims to the extent arising from (a) the gross negligence or willful misconduct of Intrexon or any of its Affiliates, or their respective employees or agents, (b) the use, handling, storage or transport of Intrexon Materials by or on behalf of Intrexon or its Affiliates, licensees (other than ZIOPHARM) or sublicensees; or (c) breach by Intrexon of any representation, warranty or covenant in the Merck Agreement. Notwithstanding the foregoing, Intrexon shall not have any obligation to indemnify the ZIOPHARM Indemnitees to the extent that a Merck Agreement Claim arises from (i) the gross negligence or willful misconduct of ZIOPHARM or any of its Affiliates, licensees, or sublicensees, or their respective employees or agents; or (ii) a breach by ZIOPHARM of a representation, warranty, or covenant of the Merck Agreement or the Agreement.

(b) ZIOPHARM agrees to indemnify, hold harmless, and defend Intrexon Indemnitees from and against any Losses resulting from Merck Agreement Claims, to the extent arising from (a) the gross negligence or willful misconduct of ZIOPHARM or any of its Affiliates or their respective employees or agents; (b) the use, handling, storage, or transport of Intrexon Materials by or on behalf of ZIOPHARM or its Affiliates, licensees, or sublicensees; (c) breach by ZIOPHARM or any representation, warranty or covenant in the Merck Agreement; or

(d) the design, development, manufacture, regulatory approval, handling, storage, transport, distribution, sale or other disposition of any ZIOPHARM Product by or on behalf of ZIOPHARM or its Affiliates, licensees, or sublicensees. Notwithstanding the foregoing, ZIOPHARM shall not have any obligation to indemnify the Intrexon Indemnitees to the extent that a Merck Agreement Claim arises from (i) the gross negligence or willful misconduct of Intrexon or any of its Affiliates, or their respective employees or agents; or (ii) a breach by Intrexon of a representation, warranty, or covenant of the Merk Agreement or the Agreement.

(c) The foregoing rights to indemnification shall be governed by Article 9 of the Agreement as though the Merck Agreement Claim was the Claim of a Third Party under the Agreement.

4.	COMPENSATION

4.1 Payments from Merck. Within thirty (30) days after Intrexon receives (a) the cash portion of the up-front payment from Merck under Section 8.1(a) of the Merck Agreement,

(b) a payment under Section 8.2(c) in connection with Merck’s exercise of its Intrexon Program Option, (c) any milestone payment from Merck under Section 8.3 of the Merck Agreement, (d) any recovery under Section 9.3(f), or (e) any royalty payment under Section 8.4 of the Merck Agreement, Intrexon shall pay ZIOPHARM fifty percent (50%) of each such payment received.

4.2 Program Initiation Payments. Within thirty (30) days after the end of each month during which Intrexon incurs any expenses under a Merck Research Program (other than the Allogeneic Cell Therapy Research Program), Intrexon shall provide ZIOPHARM a statement setting forth, on a Merck Research Program-by-Merck Research Program basis, Intrexon’s Fully Loaded Costs and out-of-pocket costs incurred to conduct such Merck Research Program during such month, along with a cumulative total of all such costs incurred under each such Merck Research Program to date. Such cumulative total for any Merck Research Program shall be calculated and adjusted on a quarterly basis for amounts received by Intrexon from Merck on a Merck Research Program by Merck Research Program basis. If such cumulative total for any Merck Research Program exceeds the quarterly installment of the initiation payment due from Merck for such Merck Research Program, then Intrexon shall include, along with such statement, an invoice for costs incurred in such month in excess of such quarterly payment received from Merck, and ZIOPHARM shall pay each such invoice within thirty (30) days after receipt thereof.

4.3 Allogeneic Cell Substrate Research Program. Within thirty (30) days after the end of each month during which Intrexon incurs any expenses under the Allogeneic Cell Substrate Research Program under the Merck Agreement (as defined therein), Intrexon shall invoice ZIOPHARM for Intrexon’s Fully Loaded Costs and out-of-pocket costs incurred to conduct the Allogeneic Cell Substrate Research Program during such month. ZIOPHARM shall pay each such invoice within thirty (30) days after receipt thereof.

4.4 Method of Payment; Audits. Sections 5.3, 5.5 and 5.6 of the Agreement will apply to the payments made and reports provided under this Amendment, with the roles of the Parties in such sections reversed.

5.	TERMINATION

5.1 Merck Agreement. Upon any termination of the Merck Agreement, this Amendment will automatically terminate; provided that if Merck elects under Section 11.4(a) of the Merck Agreement to continue development and commercialization of any Merck Retained Product upon termination of the Merck Agreement, then this Amendment shall remain in effect solely with respect to Merck Retained Products.

5.2 Merck Terminated Products. If the Merck Agreement is terminated for any reason, then with respect to any Merck Terminated Product that is within the Field, as it was defined in the Agreement prior to amendment by this Amendment, (a) if such product is a Superior Therapy, then such product shall be deemed a ZIOPHARM Product, and (b) if such product is not a Superior Therapy, then ZIOPHARM shall notify Intrexon within sixty (60) days after the effectiveness of termination of the Merck Agreement whether ZIOPHARM or not elects to include such product as a ZIOPHARM Product under the Agreement. If such product is not a Superior Therapy and ZIOPHARM does not elect during such sixty (60)-day period to include such product as a ZIOPHARM Product, then Intrexon shall have the right to research, develop and commercialize such Merck Terminated Product independent of ZIOPHARM, such activities will not be a breach of Section 3.4 of the Agreement, and ZIOPHARM will not have any rights with respect to such activities.

5.3 Termination of Agreement. Notwithstanding anything in the Agreement to the contrary, if the Agreement expires or is terminated under Article 10 of the Agreement, this Amendment, and any applicable terms of the Agreement necessary to effect this Amendment, will remain in full force and effect for so long as the Merck Agreement is in effect (whether in its entirety or with respect to Merck Retained Products only), except that ZIOPHARM’s right to develop and commercialize Products under Sections 3.5 and 5.2 of this Amendment will terminate upon any termination of the Agreement.

6.	STOCK PURCHASE AGREEMENT

6.1 Equity Purchase Commitment. This Amendment amends the terms of the Stock Purchase Agreement with respect to Intrexon’s Equity Purchase Commitment, as defined in the Stock Purchase Agreement. The obligation of Intrexon in Section 7.1 of the Stock Purchase Agreement to participate in certain financing efforts of ZIOPHARM through the purchase of ZIOPHARM’s common stock shall be amended to reduce the aggregate commitment from $50,000,000 to $43,500,000. Moreover, as Intrexon has, as of the Effective Date, purchased common stock of ZIOPHARM with an aggregate purchase price exceeding $43,500,000, the parties acknowledge that no further obligations shall exist on Intrexon under Section 7 of the Stock Purchase Agreement.

7.	MISCELLANEOUS

7.1 Full Force and Effect. This Amendment amends the terms of the Agreement and is deemed incorporated into the Agreement. The provisions of the Agreement, as amended by this Amendment, remain in full force and effect.

7.2 Entire Agreement. The Agreement and this Amendment constitute the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and any and all prior agreements with respect to the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged and canceled, and are null and void and of no effect.

7.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one instrument.

7.4 Assignment. In addition to the restrictions set forth in Section 12.8 of the Agreement, ZIOPHARM may not assign the Agreement unless permitted to do so under the assignment provisions of the Merck Agreement.

IN WITNESS WHEREOF, Intrexon and ZIOPHARM have executed this Second Amendment by their respective duly authorized representatives as of the Amendment Effective Date.

INTREXON CORPORATION		ZIOPHARM ONCOLOGY, INC.

By:	/s/ Randal J. Kirk	By:	/s/ Jonathan Lewis
Name:	Randal J. Kirk	Name:	Jonathan Lewis
Title:	Chairman & CEO	Title:	Chief Executive Officer

Signature Page to Second Amendment to Exclusive Channel Partner Agreement